EXHIBIT 99.1

Continental Materials Corporation Reports Unaudited First Quarter Results

CHICAGO, May 14, 2019 (GLOBE NEWSWIRE) -- Continental Materials Corporation (NYSE American; CUO) today reported net income of $13,322,000 or $7.80 per share for its first quarter ended March 30, 2019, compared to a net loss of $6,193,000 or $3.65 per share for the same period in 2018. The current year quarter included a gain on the February sale of the Company’s Transit Mix Concrete (TMC) ready-mix and Daniels sand operations ($4,751,000, net of tax) as well as a one-time legal settlement realized in January ($12,450,000, net of tax). The prior year included a write-off of $6,934,000 ($5,201,000 net of tax benefit) of deferred development costs associated with a mining property for which the Company had applied to the state of Colorado to obtain mining permits. Results of the sold operations have been reclassified to discontinued operations for all periods presented.

Consolidated sales in the first quarter of 2019 were $22,528,000, a decrease of $882,000 or 3.8% compared to the first quarter of 2018. Sales in the Heating and Cooling and Evaporative Cooling segments combined decreased $789,000 in the current year compared to 2018. Furnace sales in the first quarter of 2019 were higher compared to the first quarter of 2018; however, fan coil sales have slowed in the first quarter of 2019 compared to the prior year.

The consolidated operating income in the first quarter of 2019 was $12,375,000 which included the legal settlement mentioned above. Excluding this amount, the current quarter operating loss would have been $2,625,000 compared to an operating loss of $589,000 for the first quarter of 2018, before the $6,934,000 write-off of deferred development discussed above. The decrease in operating income was reported in all segments. Decreased sales levels combined with increased selling and administrative costs, especially in the HVAC businesses, contributed to the increased loss.

Interest income in the first quarter of 2019 was $149,000 compared to $24,000 in the first quarter of 2018. The primary reason for the increase was due to interest earned on higher cash reserves resulting from the legal settlement and sale of TMC assets.

Income from continuing operations for the first quarter of 2019 was $12,466,000 which included the settlement mentioned previously. The 2018 first quarter loss was $7,588,000 including the write-off of deferred development mentioned previously. Excluding these items, current year loss from continuing operations would have been $2,534,000 compared to $654,000 for the first quarter of the prior year.

The first quarter 2019 income from discontinued operations ($5,784,000) included a pre-tax loss from operations of $724,000 and a pre-tax gain on the sale of assets of $6,508,000. The pre-tax loss from discontinued operations for the first quarter of 2018 was $670,000.

The Company’s effective income tax rate reflects federal and state statutory income tax rates adjusted for non-deductible expenses, tax credits and other tax items. The estimated effective income tax rate in the first quarter of 2019 was 27.0% compared to a benefit of 25.0% for the first quarter of 2018.

The Company plans to utilize proceeds received in the first quarter of 2019 to acquire further manufacturing businesses in the US as well as invest in its remaining operations, especially the HVAC segment.

CAUTIONARY STATEMENT-- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company’s Annual Report on Form 10-K for the year ended December 29, 2018 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company’s ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

CONTINENTAL MATERIALS CORPORATION
SUMMARY OF SALES AND EARNINGS

	Three Months Ended
	March 31, 2018	March 31, 2018

Sales	$22,528,000	$23,410,000

Operating loss	12,375,000	(7,523,000)

Interest income	149,000	24,000

Interest expense	(71,000)	(108,000)

Other income, net	13,000	19,000

Income (Loss) from continuing operations before income taxes	12,466,000	(7,588,000)
Provision (benefit) from income taxes	3,366,000	(1,898,000)
Income (Loss) from continuing operations	9,100,000	(5,690,000)
Income (Loss) from discontinued operations net of income tax provision of $1,562 and benefit of $167	4,222,000	(503,000)

Net income (loss)	13,322,000	(6,193,000)

Basic and diluted loss per share:
Income (loss) from continuing operations	5.33	(3.35)
Income (loss) from discontinued operations	2.47	(0.30)
Basic and diluted income (loss) per share	$7.80	$(3.65)

Average shares outstanding	1,709,000	1,696,000

CONTACT:
Paul Ainsworth
(312) 541-7222